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                                                                     Exhibit 12
                              HECLA MINING COMPANY

                     FIXED CHARGE COVERAGE RATIO CALCULATION

               For the three months ended March 31, 1995 and 1996
                          (In thousands, except ratios)

                                        Three Months   Three Months
                                            1996           1995
                                        ------------   ------------
Net income (loss) before income taxes    $  1,511        $ (2,414)

Add:  Fixed Charges                         2,767           2,323
Less:  Capitalized Interest                  (477)            (58)
                                         --------        --------
Net income (loss) before
income taxes                             $  3,801        $   (149)
                                         ========        ========

Fixed charges:
  Preferred stock dividends              $  2,012        $  2,012
  Interest portion of rentals                 134             146
  Interest expense                            621             165
                                         --------        --------

Total fixed charges                      $  2,767        $  2,323
                                         ========        ========

Fixed Charge Ratio                           1.37              (a)

Inadequate coverage                      $    - -        $  2,472
                                         ========        ========


Write-downs and other noncash charges:
  DD&A(b) (mining activity)              $  5,459        $  5,642
  DD&A(b) (corporate)                          89              83
  Provision for closed
    operations                               (183)             56
                                         --------        --------

                                         $  5,365        $  5,781
                                         ========        ========

(a) Earnings for period inadequate to cover fixed charges.

(b) "DD&A" is an abbreviation for "depreciation, depletion and amortization."